Exhibit 97.1
NOTICE OF PRIVIA HEALTH GROUP, INC. POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
Attached hereto is a copy of the Privia Health Group, Inc. Policy for Recovery of Erroneously Awarded Compensation (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.
By virtue of your employment as an Officer of the Company, you are and will continue to be subject to the Policy and all Other Recovery Arrangements (including, but not limited to, the Company’s Discretionary Policy for Recovery of Incentive Compensation (the “Discretionary Policy”)) and that the Policy and all Other Recovery Arrangements will apply both during and after your employment with the Company or any of its affiliates. You must abide by the terms of the Policy and all Other Recovery Arrangements, including by returning any Erroneously Awarded Compensation (or “Incentive Compensation” as defined in the Discretionary Policy) to the Company to the extent required by, and in a manner permitted by, the Policy or Other Recovery Arrangements. For the avoidance of doubt, failure to reference the Policy or any other Recovery Arrangement in any award of Incentive-Based Compensation shall not preclude the application of this Policy or any other Recovery Arrangement.
In the event of any inconsistency between the Policy or any other Recovery Arrangement and the terms of any employment agreement to which you are a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid to or by you, the terms of the Policy or any other Recovery Arrangement shall govern.

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Exhibit 97.1
PRIVIA HEALTH GROUP, INC. POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
The Board of Directors (the “Board”) of Privia Health Group, Inc. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of November 29, 2023 (the “Effective Date”). Except as otherwise determined by the Committee or the Board, this Policy is intended to apply in addition to any Other Recovery Arrangement. Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 1. Each Officer acknowledges that by virtue of his or her employment with the Company, he or she is bound by the terms of this Policy.
1.Definitions
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.
“Committee” means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock price and total stockholder return.
“GAAP” means United States generally accepted accounting principles.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
“Impracticable” means (a) (i) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company (i) has made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly

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Exhibit 97.1
available to employees of the Company or any of its affiliates, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.
“Officer” means each person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.
“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error (a) in previously issued financial statements that is material to the Company’s previously issued financial statements; or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.
2.Persons Subject to Policy
This Policy shall apply to all current and former Officers of the Company who received Incentive-Based Compensation subject to this Policy as set forth in Section 3.
3.Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after October 2, 2023. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” when the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
4.Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or

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Exhibit 97.1
contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
5.Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company or an affiliate of the Company pursuant to Sarbanes-Oxley Act Section 304 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company or an affiliate of the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person. Any reduction, cancellation or forfeiture of any compensation shall be done in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
6.Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates and their stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including the Applicable Rules.
7.Interpretation
This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
8.No Indemnification; No Liability
The Company and its affiliates shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company or any of its affiliates directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, any affiliate of the Company, any member

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Exhibit 97.1
of the Committee or the Board or any employees of the Company who assist in the administration of this Policy shall have any liability to any person as a result of actions taken under this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any action, determination or interpretation made with respect to this Policy. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
9.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.
10.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
11.Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion, including as and when it determines that it is legally required to by any United States securities laws, Securities and Exchange Commission rules or any rules promulgated by any national securities exchange or association on which the Company’s securities are listed (including the Applicable Rules). Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any United States securities laws, Securities and Exchange Commission rules or any rules promulgated by any national securities exchange or association on which the Company’s securities are listed (including the Applicable Rules). This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.
12.Successors
This Policy shall be binding and enforceable against all current and former Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
13.Governing Law; Venue
This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising

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Exhibit 97.1
out of or relating to this Policy shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

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